Filed pursuant to Rule 424(b)(3)

Registration File Nos. 333-123240, 333-123240-01 and 333-123240-02

Pricing Supplement No. 2 dated June 8, 2005

to the Prospectus dated March 21, 2005 and

the Prospectus Supplement dated March 30, 2005.

$300,000,000

PRUDENTIAL FINANCIAL, INC.

5.40% MEDIUM-TERM NOTES, SERIES C

DUE JUNE 13, 2035

The note being purchased has the following terms:

UNDERWRITERS AND

PRINCIPAL AMOUNT:

Citigroup Global Markets Inc.	$105,000,000
J.P. Morgan Securities Inc.	105,000,000
BNY Capital Markets, Inc.	18,000,000
Harris Nesbitt Corp.	18,000,000
HSBC Securities (USA) Inc.	18,000,000
Mellon Financial Markets, LLC	18,000,000
Wachovia Capital Markets, LLC	18,000,000

TOTAL	$300,000,000

STATED MATURITY: June 13, 2035

SPECIFIED CURRENCY: U.S. Dollars

principal: U.S. Dollars

interest: U.S. Dollars

exchange rate agent: Not applicable

ORIGINAL ISSUE DATE: June 13, 2005

ORIGINAL ISSUE PRICE: 99.280%

UNDERWRITERS COMMISSION: 0.875%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 98.405% or $295,215,000

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAG0

ISIN No. US74432QAG01

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 5.40%

Interest Payment Dates: June 13 and December 13, commencing December 13, 2005

Regular Record Dates: June 1 and December 1

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

The first sentence under the heading “Validity of the Notes” beginning on page S-45 of the Prospectus Supplement is hereby amended to read in its entirety as follows:

“Unless otherwise specified in the applicable pricing supplement, the validity of the notes will be passed upon for Prudential Financial, Inc. by corporate counsel for Prudential Financial, Inc., who may be any one of Susan L. Blount, Esq., Brian J. Morris, Esq. or Stephen W. Gauster, Esq., and for the agents by Cleary Gottlieb Steen & Hamilton LLP.”

Supplemental Plan of Distribution

Certain of the underwriters may make the notes available for distribution on the Internet through a third-party system operated by Market Axess Corporation, an internet-based communications technology provider. Market Axess Corporation is providing the system for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions they conduct through the system. Such underwriters will make the notes available to their customers through the Internet distributions on the same terms as distributions made through other channels.

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $222,612.

Citigroup	JPMorgan

BNY Capital Markets, Inc.

Harris Nesbitt

HSBC

Mellon Financial Markets, LLC

Wachovia Securities